Exhibit 21.1

LSB INDUSTRIES, INC.

SUBSIDIARY LISTING

AS OF DECEMBER 31, 2012

LSB INDUSTRIES, INC. (Direct subsidiaries in bold italics)

Consolidated Industries Corp.

Summit Machine Tool Manufacturing L.L.C. (f/k/a Summit Machine Tool Manufacturing Corp.)

LSB-Europa Limited

ClimateCraft Technologies, Inc.

Cherokee Nitrogen Holdings, Inc. (f/k/a Cherokee Nitrogen Company)

Pryor Chemical Company (f/k/a Pryor Plant Chemical Company, f/k/a LSB Financial Corp.)

Chemical Properties L.L.C.

Chemical Transport L.L.C.

Zena Energy L.L.C.

ThermaClime, L.L.C. (f/k/a ThermaClime, Inc., f/k/a ClimaChem, Inc.)

The Climate Control Group, Inc. (f/k/a APR Corporation)

XpediAir, Inc. (f/k/a The Environmental Group, Inc.)

International Environmental Corporation

Climate Master, Inc.

ClimateCraft, Inc. (f/k/a Summit Machine Tool Systems, Inc.)

ThermaClime Technologies, Inc. (f/k/a ACP International Limited, f/k/a ACP Manufacturing Corp.)

CEPOLK Holdings, Inc. (f/k/a ThermalClime, Inc.; f/k/a LSB South America Corporation)

ClimaCool Corp. (f/k/a MultiClima Holdings, Inc., f/k/a LSB International Corp.)

TRISON Construction, Inc.

Koax Corp.

LSB Chemical Corp.

Northwest Financial Corporation

El Dorado Chemical Company

EDC Ag Products Company L.L.C.

Chemex I Corp. (f/k/a Slurry Explosive Corporation)

Cherokee Nitrogen Company

El Dorado Nitric Company (f/k/a El Dorado Nitrogen Company, f/k/a LSB Nitrogen Corporation, f/k/a LSB Import Corp.)

El Dorado Acid, L.L.C. (General Partner of El Dorado Nitrogen, L.P.)

El Dorado Nitrogen, L.P. (1% ownership)

El Dorado Acid II, L.L.C. (Limited Partner of El Dorado Nitrogen, L.P.)

El Dorado Nitrogen, L.P. (99% ownership)

Prime Financial L.L.C. (f/k/a Prime Financial Corporation)

Prime Holdings Corporation (f/k/a Tower IV Corporation, f/k/a LSB Leasing Corp.)